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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                            INVESCO MUNICIPAL TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Trust (the "Fund") was held on September 8, 2017. The Meeting was held for the following purposes:

(1).Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2).Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                                              Votes     Votes
Matters                                                        For     Withheld
-------                                                     ---------- ---------
(1).  Teresa M. Ressel..................................... 47,507,684 1,439,790
      Larry Soll........................................... 47,395,839 1,551,635
      Philip A. Taylor..................................... 47,572,777 1,374,697
      Christopher L. Wilson................................ 47,495,503 1,451,971
(2).  David C. Arch........................................      2,628         0